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                                                                   EXHIBIT 3.1.9

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            UNITIVE ELECTRONICS, INC.

      Pursuant to North Carolina General Statutes Section 55-10-06, the undersigned corporation (the "CORPORATION") hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

      (1) The name of the Corporation is Unitive Electronics, Inc.

      (2) Article V of the Articles of Incorporation of the Corporation is deleted, and a new Article V is adopted, which reads as follows:

                                    ARTICLE V
                           CAPITAL STOCK; PREFERENCES

      The aggregate number of shares the Corporation is authorized to issue is one thousand (1,000) shares, all of which shares shall be designated as Common Stock (the "COMMON STOCK"). The shares of Common Stock shall have a par value of $0.001 per share.

      (3) Shareholder approval of the amendments was obtained as required by Chapter 55 of the General Statutes of North Carolina.

      (4) The date of adoption of each amendment was the 30 day of January 2001.

      (5) These Articles will be effective upon filing.

      This 30 day of January 2001.

                                                    UNITIVE ELECTRONICS, INC.

                                                    By: /s/ Wayne Machon
                                                        ------------------------
                                                        Wayne Machon, President